ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 17

INSUREDBOND NUMBER

Calvert Research and Management00125220B

EFFECTIVE DATEBOND PERIODAUTHORIZED REPRESENTATIVE

March 1, 2021December 31, 2020 to December 31, 2021/S/ Catherine Dalton

In consideration of the premium charged for this Bond, it is hereby understood and agreed that, notwithstanding anything to the contrary in Section 11 of this Bond, if any loss covered by this Bond sustained by any Insured under this Bond shall also be covered by other insurance that is purchased by Morgan Stanley or any of its affiliates from any insurer other than the Underwriter (“Morgan Stanley Bond or Insurance”), this Bond shall be deemed primary to the Morgan Stanley Bond or Insurance,  provided, however, that nothing herein shall be deemed to increase any applicable Limit of Liability under this Bond or otherwise affect Sections 9 or 10 of this Bond.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RNM00423.0-01-125 (02/21)